12401 South 450 East	Avenida 16 de Julio No. 1525
Building D1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2)233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle's October Gold Production Remains Strong Due
to Increasing Grades Despite Other Challenges

Tranquil Political Scene Allows Company to
Normalize Production Schedule

SALT LAKE CITY, UTAH—(BUSINESS WIRE) — November 6, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that October gold production from its Cangalli, Bolivia operation remained strong due to increasing grades despite challenges that arose during the month.

        The Company’s operations at Cangalli mined a total of 68,000 tons of material, and presented 40,146 tons for processing to its gold recovery plant, for a total of recovery of 16,460 grams, or 529 troy ounces, of gold. The grade per ton in October increased over the two previous months to .820 grams of gold per cubic meter, or .410 grams of gold per ton. While Golden Eagle’s plant processed below capacity, it was functioning as designed, without problems, and production was only slowed by the social and political issues that arose during the month.

        “We are very pleased with our gold production during October given the challenges that our operation faced in getting spare parts and other supplies from La Paz to the mine,” stated Ronald Atwood, Ph.D, Golden Eagle’s VP for Development. “Our large excavator was down most of the month waiting for an engine block that was delayed en route, and several pieces of heavy moving equipment were slowed while waiting for important maintenance items. However, our mine superintendent and staff found creative solutions and were able to continue operating. Now, we believe that the country has returned to political stability and we have normalized our production schedule.”

        The Company was also pleased to note that its gold production from Cangalli has now exceeded 6,000 troy ounces, with a total of 6,247; and has exceeded 500,000 tons of material mined, with a total of 521,950 tons, since initiating operations on September 30, 2002.

        In addition, Golden Eagle reiterated that it is continuing to implement its pilot program for Targeted Planar Subsidence (“TPS”) on its Cangalli gold deposit. TPS, which targets high-grade gold bearing paystreaks, if as successful as currently projected, could result in the Company’s current 3,500 tpd plant recovering the same volume of gold previously projected from three 11,000 tpd recovery plants using block caving conal subsidence.

        Finally, Golden Eagle also announced that its board has appointed Ronald L Atwood, Ph.D, currently VP for Development, to the position of Senior Vice President. Dr. Atwood will continue in his project development activities for the Company. The board also appointed Tracy A. Madsen, MBA, to the position of Vice President for U.S. Administration. Mr. Madsen will continue to function in his current capacities as Chief Financial Officer and Corporate Secretary/Treasurer.

        Eagle E-mail Alerts: Over 2,400 investors have signed up to receive Eagle E-mail Alerts recently. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” “believes,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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